April 12, 2013

CELATOR PHARMACEUTICALS, INC.

CODE OF CONDUCT

I.	Background - Administration

The reputation and integrity of Celator Pharmaceuticals, Inc. and its subsidiaries (the “Company”) is a valuable asset that is vital to the Company’s success. Each of the Company’s employees, including each of its officers, and each of the Company’s directors is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity. The Company’s Code of Conduct (this “Code of Conduct”), which applies to all directors, officers, and employees of the Company (collectively referred to as “Company Personnel”), has been adopted to help Company Personnel meet these standards. Specifically, the purpose of this Code of Conduct is:

•

to encourage among Company Personnel a culture of honest and ethical conduct (including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships), accountability and mutual respect;

•

to encourage full, fair, accurate, timely and understandable disclosure in the periodic reports that the Company files with the Securities and Exchange Commission (the “SEC”), promptly bringing to the attention of management any material information of which he or she may become aware that could affect such disclosures;

•

to promote compliance with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies applicable to the performance of his or her duties with the Company;

•	to provide guidance to help Company Personnel to recognize and deal with ethical issues; and

•	to provide mechanisms for Company Personnel to report unethical conduct.

While this Code of Conduct is designed to provide helpful general principles, it is not intended to address every specific situation. Nevertheless, in every instance, Company Personnel must act honestly, fairly, and with a view towards “doing the right thing.” Therefore, dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code of Conduct, regardless of whether such conduct is specifically referenced in this Code of Conduct. This Code of Conduct also serves as the Company’s Code of Ethics under SEC rules.

The Company’s Board of Directors (the “Board”) has approved, and is ultimately responsible for the implementation of, this Code of Conduct. The Nominating and Governance Committee of the Board (the “Audit Committee”) also periodically reviews this Code of Conduct. The Board has designated the Company’s Chief Financial Officer to be the compliance officer for the implementation and administration of this Code of Conduct (the “Compliance Officer”). Company Personnel should feel free to direct questions concerning this Code of Conduct to the Compliance Officer.

II.	Overview

It is the policy of the Company to: (i) comply with all applicable governmental laws, rules, and regulations; including all applicable rules and standards of the SEC, the Public Accounting Oversight Board, any exchange on which the Company’s common stock is traded, the Food and Drug Administration (the “FDA”) and other regulatory bodies; (ii) expect that all Company Personnel at all times comply with this Code of Conduct; (iii) expect that all Company Personnel at all times observe honest and ethical conduct in the performance of the Company’s related responsibilities, including the avoidance of conflicts of interest; (iv) expect all Company Personnel to treat others with dignity, including other Company Personnel, stockholders, customers, and vendors; (v) expect all Company Personnel to conduct themselves in a manner to avoid even the appearance of improper behavior; and (vi) expect all Company Personnel to internally disclose any violation of this policy for appropriate action in accordance with Section X of this Code of Conduct. Additionally, the Company expects its agents, representatives and consultants to act in the Company’s best interests and in accordance with high ethical standards.

This Code of Conduct governs the business-related conduct of all Company Personnel.

III.	Compliance with Law

A variety of laws, rules and regulations apply to the Company and its operations in the United States and, as the case may be, other jurisdictions of the world. All Company Personnel are expected to comply with all such laws and with any rules and regulations adopted under such laws. Examples of violations under these laws include:

•	stealing, embezzling, or misapplying corporate or bank funds;

•	using threats, physical force, or other unauthorized means to collect money;

•	making false entries in any scientific journal or log used by the Company for research, product development or clinical trials, or engaging in any conduct that results in the making of false entries;

•	making false entries in the financial or corporate books and records of the Company, or engaging in any conduct that results in the making of such false entries;

•	making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose;

•	utilizing Company funds or other assets or services to make a political contribution or expenditure;

•	causing directly or indirectly the filing of false claims or false statements or omissions with any federal, state, or local governmental authorities;

•	providing any kind of illegal remuneration, direct or indirect, in cash or in bond, that are intended to influence the buying or offering to buy the Company’s products or services; and

•

making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials, or businesses in connection with any of the Company’s activities.

Although not all Company Personnel are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Compliance Officer. The Company must, and will, investigate, address, and report, as appropriate, all violations of any applicable laws, including suspected criminal violations.

In addition, the United States Foreign Corrupt Practices Act (the “FCPA”) prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by Company Personnel or an agent acting on the Company’s behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his or her influence or in order to assist in obtaining or retaining business for, or directing business to, any person. Company Personnel are also prohibited from offering or paying anything of value to any foreign person if it is known or there is a reason to know that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations in which intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials. The FCPA also contains significant internal accounting control and record-keeping requirements that apply to the Company’s domestic and international operations.

IV.	Conflicts of Interest

a.

Generally. All Company Personnel are expected to make or participate in business decisions and actions in the course of their employment with the Company based on the best interests of the Company as a whole, and not based on personal relationships or benefits. A conflict of interest, which can occur or appear to occur in a wide variety of situations, can compromise the business ethics of Company Personnel. Generally speaking, a conflict of interest occurs when the personal interest of Company Personnel or members of their immediate families interferes with, has the potential to interfere with, or appears to interfere with, the interests or business of the Company. For example, a conflict of interest may occur where an employee or a family member receives a gift, a unique advantage, or an improper personal benefit as a result of the employee’s position at the Company. A conflict of interest could make it difficult for an employee to perform corporate duties objectively and effectively because he or she is involved in a competing interest. The following is a discussion of certain common areas that raise conflict of interest issues. However, a conflict of interest can occur in a variety of situations. Company Personnel must be alert to recognize any situation that may raise conflict of interest issues and must disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest with the Company. Company Personnel who have questions about a potential conflict of interest should discuss the matter with the Compliance Officer. In the event the Compliance Officer becomes aware of a personal situation that may raise conflict of interest issues or has a question about a potential conflict of interest, the Compliance Officer should discuss the matter with the Audit Committee.

b.	Outside Activities/Employment. Any outside activity must not significantly encroach on the time and attention Company Personnel devote to their corporate duties and should not adversely affect the quality or quantity of their work. In addition, Company Personnel may not make use of corporate equipment, facilities, or supplies, or imply (without the Company’s approval) the Company’s sponsorship or support of any outside activity, and under no circumstances are Company Personnel permitted to take for themselves or their family members business opportunities that are discovered or made available by virtue of their positions at the Company. Moreover, Company Personnel may not perform services for or, except as noted in the following paragraph, have a financial interest in any entity that is, or to such person’s knowledge may become, a vendor, customer, or competitor of the Company. Employees are prohibited from taking part in any outside employment without the Company’s prior approval.

Company Personnel may have a passive investment in up to one percent of the total outstanding shares of capital stock of an entity that is listed on a national or international exchange, or quoted on the OTC Bulletin Board, or a similar quotation service, without the prior approval of the Board. If Company Personnel decide to make an investment that is greater than one percent, then the investment must be determined to be not so large financially either in absolute dollars or percentage of the total investment of such Company Personnel, that it creates the appearance of a conflict of interest. Company Personnel may invest in private businesses, with the Company’s prior approval, if the investment is not so large financially either in absolute dollars or percentage of the total investment of such Company Personnel, that it creates the appearance of a conflict of interest, as determined by the Company.

Directors of the Company who are not employees of the Company must be sensitive to situations in which they may be associated with, or have business or financial interests in, corporations, or other business entities that, from time to time, have business dealings with the Company or that may compete with the Company. Any director of the Company who has or becomes engaged in such a relationship must bring it to the attention of the full Board. If a conflict cannot be avoided, it must be managed in an ethical and responsible manner.

c.	Civic/Political Activities. Company Personnel are encouraged to participate in civic, charitable, or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their Company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of the Company’s involvement or endorsement.

d.	Inventions, Books, and Publications. Company Personnel must receive written permission from the Compliance Officer before developing or acquiring, outside of the Company, any products, experiments, software, scientific data, or intellectual property that may be related to the Company’s current or potential business. It is a violation of this Code of Conduct to omit to disclose any invention required to be disclosed to the Company and utilizing such invention for any purpose outside the Company.

e.	Proper Payments. Company Personnel should pay for and receive only that which is proper. Company Personnel should not make or promise, directly or indirectly, payments to influence another’s acts or decisions, and Company employees must not give gifts except as permitted below.

f.	Gifts/Entertainment. Company Personnel and members of their immediate families must not give or receive valuable gifts (including gifts of equipment or money, discounts, or favored personal treatment) to or from any person associated with the Company’s vendors or customers. Acceptance of a gift in the nature of a memento, such as a conference gift or other inconsequential gift valued at less than $100, is generally permitted. Engaging in normal occasional and appropriate business related entertainment, such as meals or use of sporting, theatrical, or other public event tickets is permissible with the understanding that it is expected the Company Personnel will exercise sound judgment in reliance on this exception so as to avoid any situation that may otherwise be subject to question.

g.	Loans. The Company will not make loans or extend credit guarantees to or for the personal benefit of directors and officers except as permitted by law and the listing standards of any exchange or quotation system on which the Company’s common stock is listed. Loans or guarantees may be extended to Company Personnel to facilitate travel and other authorized expenditures.

h.	Insider Trading. Company Personnel are prohibited from trading in securities of the Company while in possession of material inside information. Among other things, trading while in possession of material inside information can subject such Company Personnel to criminal or civil penalties. The Company’s Insider Trading Policy Statement is incorporated by reference into this Code of Conduct.

V.	Fair Dealing

Company Personnel should deal fairly and in good faith with other Company Personnel, customers, suppliers, regulators, business partners and others. Company Personnel may not take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information, concealment or other related conduct.

VI.	Proper Use of Company Assets

The Company’s assets, including facilities, materials, supplies, time, information, intellectual property, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. The obligation to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. The personal use of the Company’s assets without the Company’s prior approval is prohibited.

VII.	Delegation of Authority

Company Personnel, and particularly each of the Company’s officers and other managerial employees, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring.

VIII.	Handling Confidential Information

Company Personnel should observe the confidentiality of information, including in accordance with laws that protect patient health information, that they acquire by virtue of their employment by or affiliation with the Company, including information concerning customers, distributors, patients, clinical trial participants, vendors, competitors, and other Company Personnel, except where disclosure is approved by the Company or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company, or after two full business days following its disclosure in a press release or a report filed with the SEC. In addition, Company Personnel must safeguard proprietary information, which includes information that is not generally known to the public and has commercial value in the Company’s business. Proprietary information includes, among other things, software programs, source and object codes, trade secrets, ideas, techniques, inventions (whether patentable or not) and other information relating to scientific research, product designs, algorithms, research and development, and clinical trial results. Proprietary information also includes information relating to marketing, pricing, customers, and terms of compensation for Company Personnel, communications to, from and with the FDA and other governmental regulatory bodies and proprietary information of the Company’s vendors, strategic partners, and other collaborators. The obligation to preserve proprietary information continues even after employment ends. This obligation is intended to supplement and not supersede any contractual obligation between the Company and any Company Personnel.

IX.	Books and Records; Public Disclosures

The effective operation of the Company’s business, and the integrity of the Company’s public disclosures, is dependent on accurate business records. Company Personnel must prepare and maintain all Company records accurately and honestly. No false or misleading entries may be made in any books, records, or accounts of the Company, and no Company funds may be used for any purpose other than as described in the documents supporting the disbursement.

As a public company, the Company has an additional obligation to make or keep books, records, and accounts that accurately and fairly reflect Company transactions so that filings and submissions with the SEC and public communications can provide full, fair, timely, accurate, and understandable disclosure. All Company Personnel engaged in the preparation of these filings, submissions and communications must endeavor to ensure that the filings, submissions and communications meet these objectives. Depending on their duties and responsibilities, other Company Personnel may be called on to provide information to assure that the Company’s reports are complete, fair and understandable. The Company expects all Company Personnel to take this responsibility very seriously.

Company Personnel who are responsible for any aspect of the Company’s internal accounting controls and financial and tax reporting systems must be vigilant in recording entries accurately, honestly, and in a manner consistent with all legal requirements. Company Personnel who are responsible for any aspect of the Company’s internal accounting controls and financial and tax reporting systems should be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting. In particular, such Company Personnel, including the Chief Executive Officer, Chief Financial Officer and controller or persons performing similar functions, shall promptly bring to the attention of the Audit Committee any information the person may have regarding:

•	significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data;

•	any fraud, whether material or not, that involves management or any other employee who has a significant role in the Company’s financial reporting, disclosure or internal control; or

•	any material violation of (a) any law, rule or regulation, including the securities laws, applicable to the Company or the operation of its businesses or (b) this Code of Conduct.

Company Personnel who are uncertain about proper recording of Company transactions or accounting or tax matters should consult with a superior. Company Personnel must not take any action to fraudulently influence, coerce, manipulate or mislead any auditor engaged in the performance of an audit of the Company’s financial statements.

Any questions, complaints, or concerns regarding accounting, internal accounting controls or auditing matters should be directed either to the Compliance Officer or to the Audit Committee as indicated in Section X of this Code of Conduct. You may choose to submit such questions, complaints or concerns anonymously, as described in Section X.

X.	Report of Violations

a.	Notification of Complaint. Company Personnel who observe, learn of, or, in good faith, suspect a violation of these policies must report the violation immediately to the Compliance Officer (or, in connection with questions, complaints or concerns regarding accounting, internal accounting controls or auditing matters, may report the violation to the Audit Committee). Company Personnel may be subject to disciplinary action, including termination of employment, for failing to do so. Whenever practical, the complaint should be made in writing. It is unacceptable to submit a complaint knowing it is false, but you may indicate in your complaint any uncertainty you have with respect to the facts being reported. Questions, complaints or concerns regarding accounting, internal accounting controls or auditing matters may be made directly to the Audit Committee as follows:

In writing, via email or by telephone, to:

Richard Kollender

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

rkollender@quakerpartners.com

(215) 988-6814

In addition, questions, complaints or concerns regarding accounting, internal accounting controls or auditing matters may alternatively be submitted anonymously to the Audit Committee as follows:

Toll-free telephone number: (800) 770-1807

From outside of the U.S.: (203) 227-1908

Anonymous e-mail address: fraud@corporateresolutions.com

b.	Investigation and Corrective Action. Reports of violations will be investigated promptly under the supervision of the Compliance Officer or, in the case of the Compliance Officer or otherwise if the Audit Committee so chooses, by the Audit Committee. Company Personnel are required to cooperate fully in the investigation of reported violations and to provide truthful, complete, and accurate information. The investigation will be handled as discreetly as reasonably possible, allowing for a fair investigation and any necessary corrective action. Appropriate corrective action will be taken whenever a violation of this Code of Conduct is determined to have occurred. Depending on the nature of the violation, the offending individual can be subject to disciplinary action, up to and including termination of employment and, in the event of criminal conduct or other serious violations of law, notification of the appropriate governmental authorities. In addition, any Company Personnel who interferes with an investigation, or provides information in an investigation that the individual knows to be untrue or inaccurate, will be subject to disciplinary action, up to and including termination of employment. Retaliation against Company Personnel who, for lawful purposes, file a complaint or participate in an investigation is strictly prohibited.

c.	Confidentiality. Except as may be required by law or by the requirements of the resulting investigation or corrective action, the Compliance Officer and others conducting the investigation will not disclose the identity of anyone who reports a suspected violation if confidentiality is requested.

XI.	Protection Against Retaliation

a.	Policy. The Company prohibits any form of retaliation against Company Personnel who, for lawful purposes, report to the Company any conduct or activity that may violate this Code of Conduct, any law or regulation applicable to the Company, or any other suspected improper, unethical, or illegal conduct or activities by anyone at the Company or its subsidiaries. The Company also prohibits any form of retaliation against Company Personnel who provide information, cause information to be provided, or assist in an investigation conducted by the Company or any governmental body, regarding a possible violation of any law or regulation relating to fraud, any labor law, or any rule or regulation of the SEC, or who file, cause to be filed, or assist, participate, or give testimony in any proceeding relating to an alleged violation of any such law, rule, or regulation.

b.	Management Responsibility. All of the Company’s officers and other managerial employees are responsible for ensuring adherence to this no-retaliation policy. In addition, each of the Company’s officers and managerial employees is responsible for communicating this no-retaliation policy to Company Personnel under his or her supervision and for supporting programs and practices designed to develop understanding of, commitment to, and compliance with this policy. In the event that any Company officer, other managerial employee or supervisor believes that a violation of this no-retaliation policy has occurred or receives a report of a violation, he or she must immediately contact the Compliance Officer.

c.	Procedures for Reporting Policy Violations. If any Company Personnel believes that he or she has been retaliated against (including threatened or harassed) in violation of this no-retaliation policy, he or she should immediately report the retaliation to the Compliance Officer. Once a Company Personnel reports retaliation prohibited by this policy, the Company will promptly investigate the matter in accordance with the procedures described in this Code of Conduct under “Report of Violations.”

XII.	Waivers

Requests for a waiver of a provision of this Code of Conduct must be submitted in writing to the Compliance Officer for appropriate review, and an executive officer, director, appropriate Board committee or the Board, as appropriate, will decide the outcome. For conduct involving an executive officer or director, only the Board has the authority to waive a provision of this Code of Conduct. In addition, the Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K, promulgated by the SEC, before it is consummated. In the event of an approved waiver involving the conduct of an executive officer or director, appropriate and prompt disclosure must be made as required by the SEC or other regulation or by applicable listing standards of the principal exchange or interdealer quotation system on which the Company’s common stock is listed.

The statements in this Code of Conduct to the effect that certain actions may be taken only with “the Company’s approval” will be interpreted to mean that the Chief Executive Officer, the Chief Financial Officer, the Compliance Officer, the Audit Committee, or the Board must give prior approval before the proposed action may be undertaken. The statements “as determined by the Company” in this Code of Conduct will be interpreted to mean that any of the Chief Executive Officer, the Compliance Officer, the Audit Committee, or the Board may make such determination, on a case-by-case basis, depending on the particular facts and circumstances.

XIII.	Compliance

a.	Adherence to Code of Conduct; Disciplinary Action. All Company Personnel have a responsibility to understand and follow this Code of Conduct. In addition, all Company Personnel are expected to perform their work with honesty and integrity in all areas not specifically addressed in this Code of Conduct. A violation of this Code of Conduct may result in appropriate disciplinary action, including the possible termination from employment with the Company.

b.	Communications; Annual Certification. The Company strongly encourages dialogue among Company Personnel and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. In addition, each officer and each other managerial employee of the Company has an obligation to annually certify that he or she has read and reviewed this Code of Conduct with his or her subordinates, and all Company Personnel must certify that they read this Code of Conduct and annually certify that, to the best of their knowledge, they are in compliance with all its provisions. Forms of these certifications are attached hereto as Appendix I and Appendix II.

c.	Responsibility of Officers and Managerial Employees. All Company officers and other managerial employees will be responsible for the enforcement of, and compliance with, this Code of Conduct, including necessary distribution to assure employee knowledge and compliance. Directors, officers and other managerial employees are expected to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Managerial employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to insure compliance.

XIV.	Related Policies

This Code of Conduct should be read in conjunction with the Company’s other policy statements adopted from time to time by the Company, including the Company’s Insider Trading Policy Statement.

APPENDIX I

CELATOR PHARMACEUTICALS, INC.

CODE OF CONDUCT DISCLOSURE STATEMENT

As a director, officer, or other employee of Celator Pharmaceuticals, Inc., I have read and understand the Celator Pharmaceuticals, Inc. Code of Conduct, including the appendices thereto and the documents and policies referred to therein (collectively, the “Code of Conduct”), and I hereby reaffirm my agreement to comply with its terms. I hereby certify as follows:

1.	I have received a copy of the Code of Conduct.

2.	I have read, understand and agree to comply with the Code of Conduct.

3.	I am currently in compliance and, as applicable, members of my family are in compliance, with the terms of the Code of Conduct and all obligations imposed by it, except as disclosed below or on a separate page attached to this statement.

4.	I am not aware of any conduct on the part of any person associated with the Company that may constitute a violation of the Code of Conduct, except with respect to any matters that I may have disclosed to the Compliance Officer and/or as disclosed below or on a separate page attached to this statement.

I understand that all Disclosure Statements may be available to the Compliance Officer, the Board of Directors of the Company and its committees, and outside legal counsel. Such information shall otherwise be held in confidence, except when, after consultation with the Company’s legal counsel and Chief Executive Officer, the Company’s best interests would be served by disclosure.

Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in the Company’s corporate offices in the United States.

Signature

Name (please print or type)

Title

Date

APPENDIX II

ANNUAL CELATOR PHARMACEUTICALS, INC.

DISCLOSURE STATEMENT

As a director, officer or other managerial employee of Celator Pharmaceuticals, Inc., I have read and understand the Celator Pharmaceuticals, Inc. Code of Conduct, including the appendices thereto and the documents and policies referred to therein (the “Code of Conduct”), and I hereby reaffirm my agreement to comply with its terms. With respect to the last 12 months, I hereby certify as follows:

1.	I have complied and, as applicable, members of my family have complied, with the terms of the Code of Conduct and all obligations imposed by it, except as disclosed below or on a separate page attached to this statement.

2.	I am not aware of any conduct on the part of any person associated with the Company that may constitute a violation of the Code of Conduct, except with respect to any matters that I may have disclosed to the Compliance Officer and/or as disclosed below or on a separate page attached to this statement.

I understand that all Disclosure Statements may be available to the Compliance Officer, the Board of Directors of the Company and its committees, and outside legal counsel. Such information shall otherwise be held in confidence, except when, after consultation with the Company’s legal counsel and Chief Executive Officer, the Company’s best interests would be served by disclosure.

Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in the Company’s corporate offices in the United States.

Signature

Name (please print or type)

Title

Date